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                                                                Exhibit 10.13(b)
                                                                ----------------

      Amendment and Continuation of Executive Compensation and Benefits
                                   Agreement


Charles B. Engelberg                                  The Executive
14542 Kruse Oaks Blvd.
Lake Oswego, OR 97035

Renaissance Holdings, Inc.                            The Company
9400 SW Beaverton-Hillsdale Hwy.
Beaverton, OR 97005

Household International, Inc.                         Household
2700 Sanders Road
Prospect Heights, IL 60070

The Company has previously entered into the Executive Compensation and Benefits Agreement with the Executive effective as of September 1, 1999 (the "Agreement"). It is contemplated that the Company will be merged into Renaissance Credit Services, Inc., a Delaware corporation ("RCS"), a subsidiary of Household. It is the desire of the Executive and Household that the Agreement be continued by RCS upon such merger. Accordingly, as of the closing date (the "Closing Date") of such merger, the following changes to the Agreement shall become effective:

1.  "RCS" shall be substituted for the "Company" wherever appropriate.

2. Executive will receive a salary increase resulting in an annual salary of $175,000.

3. Executive will be eligible for an annual bonus under the Household International Corporation Executive Bonus Plan and any successor or substitute plan or plans (the "Bonus Plan") having a target value equal to forty percent (40%) and a maximum value of sixty percent (60%) of Executive's annualized salary as of the end of the period in which the bonus is earned. The amount of bonus for any year that Executive actually receives, if any, will depend on the achievement of the corporation and Executive individual goals established for that year and the terms of the Bonus Plan. Executive's bonus will be prorated based on the number of elapsed months in the performance period in the case of death, disability (as described in paragraph 7.6), or retirement under the Household Retirement Income Plan or any successor tax qualified defined benefit plan. This bonus shall be in place of any bonus under the Company's Management Incentive Premium or Management Incentive Plan.

4. Instead of being eligible for additional option grants for Company stock, Executive shall be eligible for future grants of stock options and/or restricted stock rights under the Household International 1996 Long-Term Executive Incentive Compensation Plan and any successor or substitute plan or plans. The amount and frequency of future grants shall be solely determined by Household's Board of Directors and shall reflect Executive's level of responsibility within Household and its affiliates.
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5.  During the course of Executive's performance under this Agreement,
    Executive will receive and be exposed to confidential and proprietary information relating to Household's its affiliates' business practices and strategies ("Confidential Information"). Such Confidential Information may include but shall not be limited to confidential and proprietary information that is marked "Confidential" or its equivalent and the marketing and customer support strategies, financial information, including sales, costs, profits and pricing methods, internal organizations, employee lists and customer lists of Household and its affiliates. At all times during the term of employment and thereafter, Executive will hold in strictest confidence and will not disclose or use any Confidential Information, except as such disclosure or use may be required in connection with Executive's work for Household or its affiliates. Notwithstanding the foregoing, "Confidential Information" shall not be deemed to include information which Executive can demonstrate is now, or hereafter becomes, through no act or failure to act on Executive's part, generally known or publicly available.

6. For the period ending one (1) year after the termination of this Agreement or after Executive's termination of employment, whichever is later, Executive will not solicit customers of Household or its affiliates nor solicit to hire any employee of Household or its affiliates which would result in a termination of his or her employment with Household or its affiliates in order to join any company or organization in which Executive has an interest, financially or otherwise.

7. With respect to his job description, Executive agrees that if he is no longer "responsible for securing and managing capital funding" this change will not, of itself, be considered either (1) a termination of employment entitling Executive to a payment under Section 7.2 or (2) a material alteration that has a detrimental impact entitling Executive to a payment under Section 8.



Renaissance Holdings, Inc.                      Date:  12/1/99
                                                     -----------

By:   /s/ Irving J. Levin
   -------------------------------------
      Irving J. Levin
      Its Chief Executive Officer


Household International, Inc.                   Date:  12/1/99
                                                     -----------

By:   /s/ S. N. Mehta
   -------------------------------------
      Siddharth N. (Bobby) Mehta
      Its Group Executive

Executive:                                      Date:  12/1/99
                                                     -----------

       /s/ Charles B. Engelberg
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